AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON June 16, 2006

REGISTRATION STATEMENT NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTION PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2095427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1101 N. Keller Road, Suite E

Orlando, Florida 32810

(407) 481-8007

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Oliver, CFO

Action Products International, Inc.

1101 N. Keller Road, Suite E

Orlando, Florida 32810

(407) 481-8007

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard H. Rosenblum, Esq.

Joseph N. Paykin, Esq.

Paykin Greenblatt Lesser & Krieg LLP

185 Madison Avenue, 10th Floor

New York, New York 10016

(212) 725-4423

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective thereto that shall become effective upon filing with the commission pursuant Rule 462(e) under the Securities Act, check the following box: ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Shares underlying warrants	6,000,000	$3.75	$22,500,000
Filing Fee Due			$22,500,000	$2,407.50

(1)	In addition to the common shares set forth in the table, the amount to be registered includes an indeterminate number of common shares issuable upon exercise of the warrants, as such number may be adjusted as a result of antidilution provisions in accordance with Rule 416.

(2)	For purposes of calculating the registration fee for the common shares underlying the warrants, based on the highest exercise price of the warrants pursuant to Rule 457(g) under the Securities Act.

THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 16, 2006

PROSPECTUS

5,197,185 Common Shares

ACTION PRODUCTS INTERNATIONAL, INC.

On June         , 2006, we made a distribution to our shareholders of one warrant for each common share owned on January 18, 2006. Each warrant you own entitles you to purchase our common shares at an exercise price of $3.25 per share until July 31, 2006 and $3.75 per share from August 1, 2006 until January 31, 2007. As a result of this warrant distribution, we may issue up to 5,197,185 common shares upon exercise of the warrants.

The warrants are exercisable until 5:00 p.m., New York City time, on January 31, 2007. Our common shares are listed on the Nasdaq SmallCap Market under the symbol “APII.” On June 13, 2006, the last reported sale price of our common shares was $2.21 per share. There is currently no public market for our warrants and we do not anticipate that a public market for our warrants will develop.

Investing in our common shares involves risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS June     , 2006

SUMMARY

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference into this prospectus, including the more detailed information in the financial statements and the accompanying notes contained in our annual report on Form 10-KSB for the year ended December 31, 2005 and our quarterly report on Form 10-QSB for the quarter ended March 31, 2006. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares.

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors.” Throughout this prospectus, the terms “we,” “us,” “our,” “Action Products” and “our company” refer to Action Products International, Inc., a Florida corporation, and, unless the context indicates otherwise, includes our wholly-owned subsidiary, Action Products Canada, Ltd.

Questions and answers about our company

What do we do?

Action Products International, Inc. (NASDAQ: APII) is a brand-focused, educational toy company. We design, manufacture and market a diversified portfolio of educational, positive and non-violent brands of toy products, to various retailing channels such as toy stores, specialty retailers, education outlets, museums, and attractions in the United States and throughout the world. We were originally incorporated, and began our operations, in New York in 1977, and relocated and re-incorporated in Florida in 1980 as a distributor of education oriented toys and children’s books, stationery and souvenirs, supplying museum gift shops. In 1997 a new business model was developed and implemented around our toy business. From 1997 through 2005 we successfully developed or acquired and brought to market a core portfolio of proprietary branded product lines to replace sales of divested non-core lines. Our first internally developed proprietary toy brand, Space Voyagers®, generated approximately $1.0 million in its first full year on the market. During the past eight fiscal years, we have continued to develop other new proprietary products through internal development, licensing and acquisition. In October 2002 we began shipping our brand, Jay Jay The Jet Plane™, based on the PBS television show of the same name. In April 2004 we completed the acquisition of certain assets of Curiosity Kits, Inc., a developer, manufacturer and marketer of craft and activity kits for children that are sold primarily to specialty toy and craft retailers, and art museums throughout North America. In September 2005 we completed the acquisition of certain assets of I Made That, Inc., a specially designed line of children’s furnishings, room décor and home accessories that allows children to create personalized furniture and home accessories the brand is available through approximately 45 retail outlets and a company website. Our business model is based on the expansion of core brands, while developing new brands through internal product development, favorable licensing agreements and prudent acquisitions. Our growth strategy is based on increasing our sales turnover, penetration in existing channels and diversifying distribution channels, while creating and increasing brand equity.

We sell our educational toy product lines under the umbrella name “Action Products™”. Our marketing and promotion communications focus on our individual brands such as CURIOSITY KITS®, SPACE VOYAGERS®, CLIMB@TRON™, I DIG DINOSAURS®, WOODKITS™, DROP ZONE EXTREME®, PLAY & STORE™, JAY JAY THE JET PLANE™, TODDWORLD™ and IMADETHAT™. Products include premium wooden toys, action figures, play-sets, activity kits and various other playthings with a strategic emphasis on non-violent and educational and fun topics such as Space, dinosaurs, science, and nature.

The EarthLore® I Dig Dinosaurs® brand acquired in October 2000 continues to be a strong brand and contributed over $1.9 million to net sales in 2005. Our best licensed brand rollout to date is the Jay Jay The Jet Plane™ brand that was introduced in the fourth quarter of 2002. It produced $1.2 million in net sales in 2005. The Curiosity Kits® brand acquired in April 2004 was a significant contributor to our net sales in 2005, generating approximately $2.5 million during the nine months following the acquisition. Our other brands, including Drop Zone Extreme™, Space Voyagers® and Play & Store™ , contributed the remaining $3.9 million net sales in 2005.

•	In addition to the development of internal brands, we actively pursue prudent acquisition opportunities and licensing arrangements. In October 2000, we acquired certain assets of Earth Lore Ltd., an award-winning, privately held Canada-based maker of popular educational excavation kits for children. The acquisition provided us with an appropriate product line extension, and channels of distribution that complemented our existing brands. In December 2001, we acquired a license agreement with the developers of the PBS children’s show Jay Jay The Jet Plane™ to develop and launch our new wooden adventure system based on the episodes of this popular children’s series. We launched this product line in the fourth quarter 2002 to popular reception from the trade and consumers.

Where are we located?

Our principal executive offices are located at 1101 North Keller Road, Suite E, Orlando, Florida 32810. Our telephone number is (407) 481-8007.

You may find us on the Web at www.apii.com. We do not intend to incorporate by reference any information contained on our website into this prospectus, and you should not consider information contained on our website as part of this prospectus.

Questions and answers about our warrants

What is a warrant?

We have distributed to our shareholders, at no charge, one warrant for each common share owned as of January 18, 2006. Each warrant entitles the holder to purchase one of our common shares at the then-effective exercise price.

When you “exercise” a warrant, you choose to purchase a common share that the warrant entitles you to purchase. You may exercise all or some of your warrants, or you may choose not to exercise any of your warrants.

Why did we make a warrant distribution?

We made the warrant distribution to obtain additional working capital. Instead of selling common shares to outside parties, our board of directors has chosen to give you the opportunity to buy more common shares without diluting your interest while providing us with additional capital.

What is the exercise price?

The exercise price is $3.25 for each warrant exercised on or before July 1, 2006 and $3.75 for each warrant exercised from August 1, 2006 through January 31, 2007.

How did we arrive at the per share exercise price?

In determining the exercise price, our board of directors desired to offer shares at a price that would be attractive to our shareholder base relative to the current trading price of our common shares. Our board also chose to increase the exercise price from $3.25 to $3.75 half way through the term of the warrants as an incentive to holders to exercise early. Our board also considered the following factors, among others, in no particular order of priority:

•	our desire to increase working capital at a minimal cost to us;

•	the historic and current market price of our common shares;

•	general conditions in the securities market;

•	alternatives available to us for raising capital;

•	the amount of proceeds desired;

•	the liquidity of our common shares; and

•	the level of risk to our investors.

How do I exercise my warrants?

You must properly complete the exercise notice on the back of your warrant certificate and deliver it to our warrant agent before 5:00 p.m., New York City time, on July 31, 2006, if you want to exercise at $3.25 per common share and January 31, 2007, if you want to exercise at $3.75 per share. Your warrant certificate must be accompanied by proper payment for each share that you wish to purchase.

How long will I have to exercise my warrants?

You will be able to exercise your warrants only during a limited period. If you do not exercise your warrants before 5:00 p.m., New York City time, on January 31, 2007, your warrants will expire.

After I exercise my warrants, can I change my mind?

No. Once you send in your warrant certificate and payment, you cannot revoke the exercise of your warrant, even if you later learn information about us that you consider to be unfavorable. You should not exercise any of your warrants unless you are certain that you wish to purchase additional common shares at the then-effective exercise price.

Is exercising my warrants risky?

The exercise of your warrants involves substantial risks. Exercising your warrants means buying additional shares of our common shares, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under “Risk Factors”.

Do I have to exercise any of my warrants?

No.

What happens if I choose not to exercise my warrants?

You will retain your current number of common shares even if you do not exercise your warrants. However, if you do not exercise any of your warrants and other holders of warrants do, the percentage of our common shares that you own will diminish, and your voting and other rights will be diluted.

Can I sell or give away my warrants?

Yes. However, we have not listed the warrants on the Nasdaq Stock Market or any other trading market. We cannot assure that any trading market will develop for the warrants.

May the company redeem the warrants?

Yes. On 21 days’ prior written notice, we may redeem all, but not less than all, of the outstanding warrants at a redemption price of $0.001 per warrant.

Has the Board of Directors made a recommendation regarding this offering?

No.

What should I do if I want to exercise my warrants, but my warrants are held in the name of my broker, dealer or other nominee?

If you hold your warrants through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the warrants you own. This record holder must exercise the warrants on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you. If you wish to exercise your warrants, please promptly contact the record holder of your common shares.

What fees or charges apply if I exercise my warrants?

We are not charging you any fee or sales commission to issue common shares to you if you exercise any of your warrants. We may, however, pay a soliciting broker for your exercise of your warrants. If you exercise your warrants through a record holder of your shares, such as a broker, you are responsible for paying any fees that person may charge.

What are the Federal income tax consequences of exercising my warrants?

The exercise of your warrants is intended to be nontaxable for purposes of federal income tax. However, no ruling from the Internal Revenue Service has been obtained nor an opinion of counsel will be sought. You should seek specific tax advice from your personal tax advisor.

When will I receive my new shares?

If you exercise any of your warrants, you will receive certificates representing the common shares as soon as practicable after the date of exercise.

Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your warrants in order to comply with state securities laws.

How much money will our company receive from the exercise of warrants?

The gross proceeds from the exercise of warrants depend on the number of shares that are purchased and when they are purchased. If all of the warrants are exercised, we will receive gross proceeds of between approximately $16.8 million and $19.4 million.

How will our company use the proceeds from the exercise of the warrants?

We will use any proceeds generated from the exercise of the warrants for additional working capital.

How many shares will be outstanding after the exercise of all of the warrants?

The number of common shares that will be outstanding after the exercise of all of the warrants distributed will be 10,412,591.

What if I have additional questions?

If you have more questions, please contact Investor Relations at (407) 481-8007, extension 723.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase our common shares. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks associated with our business

We incurred net losses in fiscal 2005 and 2004. If we continue to incur net losses, our ability to satisfy our cash requirements may be more difficult. We incurred net losses of approximately $0.1 million and $0.1 million in fiscal 2005 and 2004 respectively and a net loss of $585,800 for the first quarters of 2006. There can be no assurance that we will return to profitability in the future. If we fail to generate operating income and net income, we could have difficulty meeting our working capital requirements.

We have substantial cash requirements and may require additional sources of funds. Additional sources of funds may not be available or available on reasonable terms. We have substantial cash requirements in connection with our operations and debt service obligations. In addition, new product development, which is key to the success of our business, is cash intensive. If the cash we generate from our operations or from our other sources is not available when needed or is insufficient to satisfy our requirements, we may require additional sources of funds. We cannot assure you that additional sources of funds would be available or available on reasonable terms. If we do not generate sufficient amounts of capital to meet our cash requirements at the times and on the terms required by us, our business will be adversely affected.

Changing consumer preferences may negatively impact our product lines. As a result of changing consumer preferences, many toys are successfully marketed for only one or two years, if at all. We cannot assure you that any of our current successful products or product lines will continue to be popular with consumers for any significant period of time, or that new products and product lines will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. Our success is dependent upon our ability to enhance existing product lines and develop new products and product lines. The failure of our new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

Our customers’ inventory management systems may cause us to produce excess inventory that may become obsolete and increase our inventory carrying costs. Most of our largest retail customers utilize an inventory management system to track sales of products and rely on reorders being rapidly filled by us and other suppliers, rather than maintaining large product inventories. These types of systems put pressure on suppliers like us to promptly fill customer orders and therefore shift some of the inventory risk from the retailer to the suppliers. Production of excess inventory by us to meet anticipated retailer demand could result in our carrying obsolete inventory and increasing our inventory carrying costs. Similarly, if we fail to predict consumer demand for a product, we may not be able to deliver an adequate supply of products on a timely basis and will, as a result, lose sales opportunities.

There are risks related to our acquisition strategy. We may, from time to time, evaluate and pursue acquisition opportunities on terms management considers favorable. A successful acquisition involves an assessment of the business condition and prospects of the acquisition target, which includes factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, we perform a review we believe to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the acquisition target to assess fully its deficiencies. We cannot assure you that any such acquisition would be successful or that the operations of the acquisition target could be successfully integrated with our operations. Any unsuccessful acquisition could have a material adverse effect on our financial condition and results of operations.

We are dependent on contracts with manufacturers, most of which are short-term. We conduct substantially all of our manufacturing operations through contract manufacturers, many of which are located in the People’s Republic of China and Hong Kong. We generally do not have long-term contracts with our manufacturers. Foreign manufacturing is subject to a number of risks including, but not limited to:

•	transportation delays and interruptions,

•	political and economic disruptions,

•	the impositions of tariffs and import and export controls, and

•	changes in governmental policies.

While we have not experienced any material adverse effects due to such risks to date, we cannot assure you that such events will not occur in the future and possibly result in increases in costs and delays of, or interferences with, product deliveries resulting in losses of sales and goodwill.

We are dependent on intellectual property rights and cannot ensure that we will be able to successfully protect such rights. We rely on a combination of trademark, copyright, patent and other proprietary rights laws to protect our rights to valuable intellectual property related to our brands. We also rely on license and other agreements to establish ownership rights and to maintain confidentiality. We cannot assure you that such intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, laws of certain foreign countries in which our products are sold, or in which we operate, do not protect intellectual property rights to the same extent as the laws of the U.S. The failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition or results of operations.

There are specific risks associated with international sales. We have sold products to customers in the United Kingdom, Canada, Korea, Japan, Spain, Australia and New Zealand. We expect to augment our presence in international markets. Accordingly, our business, and our ability to expand our operations internationally, is subject to various risks inherent in international business activities. We may have difficulty in safeguarding our intellectual property in countries where intellectual property laws are not well developed or are poorly enforced. General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder our performance under contracts in those countries or could hinder our ability to collect for product and services delivered in those countries. However, we generally sell to international customers under terms requiring letters of credit or payment in advance. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for us to conduct business internationally.

In addition, although we have normally been successful in stipulating that our foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue than expected due to foreign currency rate fluctuations. Other risks associated with international operations include:

•	import and export licensing requirements,

•	trade restrictions,

•	changes in tariff rates,

•	overlapping tax structures,

•	transportation delays,

•	currency fluctuations,

•	potentially adverse tax consequences, and

•	compliance with a variety of foreign laws and regulations.

Any of the foregoing factors could have a material adverse effect on our ability to expand our international sales. Increased exposure to international markets creates new areas with which we may not be familiar and could place us in competition with new vendors. We cannot assure you that we will be successful in our efforts to compete in these international markets.

We face potential liability from product safety claims. Products that have been or may be developed or sold by us may expose us to potential liability from personal injury or property damage claims by end-users of such products. We have never been and are not presently a defendant in any product liability lawsuit; however, we cannot assure you that such a suit will not be brought against us in the future. We currently maintain product liability insurance coverage in the amount of $1.0 million per occurrence, with a $2.0 million excess umbrella policy. We cannot assure you that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. The U.S. Consumer Products Safety Commission, or CPSC, has the authority under certain federal laws and regulations to protect consumers from hazardous goods. The CPSC may exclude from the market goods it determines are hazardous, and may require a manufacturer to repurchase such goods under certain circumstances. Some state, local and foreign governments have similar laws and regulations. In the event that such laws or regulations change or we are found in the future to have violated any such law or regulation, the sale of the relevant product could be prohibited and we could be required to repurchase such products.

We may become subject to burdensome governmental regulation. In the U.S., we are subject to the provisions of, among other laws, the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act. These acts empower the CPSC to protect the public against unreasonable risks of injury associated with consumer products, including toys and other articles. The CPSC has the authority to exclude from the market articles which are found to be hazardous and can require a manufacturer to repair or repurchase such toys under certain circumstances. Any such determination by the CPSC is subject to court review. Violations of these acts may also result in civil and criminal penalties. Similar laws exist in some states and cities in the U.S. and in many jurisdictions throughout the world. We maintain a quality control program, including the retention of independent testing laboratories, to ensure compliance with applicable laws. We believe we are currently in substantial compliance with these laws. In general, we have not experienced difficulty complying with such regulations, and compliance has not had an adverse effect on our business.

There are risks related to our customers’ payment terms. The majority of our customers receive trade terms to which payments for products are delayed for up to 30 days and some receive in excess of 120 days, pursuant to various sales promotion programs. The insolvency or business failure of one or more of our customers with large accounts receivable could have a material adverse effect on our future sales.

We depend on key personnel. Our success largely depends on a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on our business. We are especially dependent upon the efforts and abilities of certain of our senior management, particularly Ronald S. Kaplan, our Chief Executive Officer. Currently, we do not maintain key man life insurance on Mr. Kaplan or any other executive officer. We believe that our future success will also depend, in part, upon our ability to attract, retain and motivate qualified personnel. We cannot assure you, however, that we will be successful in attracting and retaining such personnel.

Seasonality may affect our results of operations. Our sales have historically been seasonal in nature, reflecting peak sales in the second six months of the year and slower sales in the first six months.

Risks associated with our warrants

The warrants are currently “out-of-the-money”. The warrant exercise price is currently higher than the trading price of our common shares. Since June 2004, our common shares have been trading almost exclusively below $3.00. Our Board of Directors determined the warrant exercise price and approved the distribution of warrants to give our shareholders a fixed opportunity to buy additional shares without brokerage fees. We can give no assurance that the trading price of our common shares will meet or exceed the warrant exercise price and, consequently, whether it will be profitable for the holders of warrants to exercise the warrants. If you exercise your warrants while the trading price of our common share is less than the warrant exercise price, then you will have committed to buy our common shares at a price above the prevailing market price. Once you have exercised your warrants, you may not revoke your exercise. Moreover, you may be unable to sell your common shares at a price equal to or greater than the warrant exercise price you pay.

Your interest in us may be diluted to the extent other warrant holders exercise warrants and you do not. If you do not exercise your warrants in full, your percentage ownership and voting rights will decrease to the extent that warrants are exercised by others. After submitting your warrant certificate and exercise price, you may not revoke your exercise and could be committed to buy shares above the prevailing market price.

The exercise price determined for this offering is not an indication of our value. Our board of directors set the exercise price. The exercise price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the exercise price as an indication of our value.

The exercise price increases during the term of the warrants. You may exercise your warrants at $3.25 per share until July 31, 2006, or earlier if we elect to redeem the warrants prior to July 31, 2006. If you do not exercise all of your warrants on or prior to July 31, 2006, you may exercise your remaining unexercised warrants at $3.75 per share until the warrants expire on January 31, 2007 or earlier if we elect to redeem the warrants prior to January 31, 2007. This means that if you wait to exercise after July 31, 2006, your cost to exercise increases from $3.25 to $3.75 per share.

There has been no prior market for our warrants and a public market for our warrants may not develop or be sustained. We have not applied for listing of our warrants on the Nasdaq Stock Market or any other market or exchange. We can not assure you that a public market for our warrants will ever develop. If a public market for our warrants does not develop, or if a public market does develop but is not sustained, the liquidity of your warrants may be significantly harmed.

Risks associated with investing in us

We expect our stock price to be volatile. The market price of our common shares has been, and will likely continue to be, subject to wide fluctuations in response to several factors, such as:

•	actual or anticipated variations in our results of operations,

•	new services or product introductions by us or our competitors,

•	changes in financial estimates by securities analysts, and

•	conditions and trends in the consumer toy industry.

The stock markets generally, and the Nasdaq SmallCap Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common shares.

Our officers and directors control a large percentage of outstanding common shares and may be able to exercise significant control. Our current officers and directors beneficially own approximately 20% of our common shares on a fully diluted basis. As a result, current management will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

We have implemented anti-takeover provisions. Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a take-over attempt of us. We are subject to the “affiliated transactions” and “control share acquisition” provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an “affiliated transaction” be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an “interested shareholder” or by a majority of disinterested directors. Voting rights must also be conferred on “control shares” acquired in specific control share acquisitions. Lastly, our articles of incorporation authorize the issuance of up to 10,000,000 preferred shares with such rights and preferences as may be determined from time to time by our board, of which all shares remain without designation and available for issuance. We include such preferred shares in our capitalization in order to enhance our financial flexibility. However, the issuance of large blocks of preferred shares may have a dilutive effect with respect to existing holders of our common shares.

We depend on key personnel. Our success largely depends on a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on our business. We are especially dependent upon the efforts and abilities of certain of our senior management, particularly Ronald S. Kaplan, our Chief Executive Officer and Lawrence Bernstein, our President. Currently, we do not maintain key man life insurance on Mr. Kaplan and Mr. Bernstein or any other executive officer. We believe that our future success will also depend, in part, upon our ability to attract, retain and motivate qualified personnel. We cannot assure you, however, that we will be successful in attracting and retaining such personnel.

We do not anticipate paying cash dividends until we are profitable. We expect that we will retain a major portion of available earnings generated by our operations for the development and growth of our business. However, we do anticipate paying cash dividends on our common shares contingent on future profitable operating results.

The issuance of additional common shares or the exercise of outstanding options and warrants will dilute the interests of our shareholders. As of June 16, 2006, we had 5,418,429 common shares outstanding. Our board has the ability, without further shareholder approval, to issue up to 9,581,571 additional common shares. Such issuance may result in a reduction of the book value or market price of our outstanding common shares. Issuance of additional common shares will reduce the proportionate ownership and voting power of the then existing shareholders. Further, if all of our outstanding options and warrants are exercised, including the 6,746,384 warrants outstanding on June 16, 2006, we will have approximately 12,627,290 shares outstanding. Thus, the percentage of shares owned by all existing shareholders will be reduced proportionately as options and warrants are exercised. The table below summarizes our outstanding common shares, options and warrants as of June 16, 2006:

Common Shares, Options and Warrants		Number of Common Shares	Number of Common Shares underlying Options and Warrants	Total
Common shares issued	issued	5,418,429	—	5,418,429
	less treasury shares	(203,023)	—	(203,023)
Options outstanding	currently exercisable	—	225,500	225,500
	currently unexercisable	—	440,000	440,000
Warrants outstanding (all warrants are currently exercisable)	public warrants	—	6,746,384	6,746,384

TOTAL		5,215,406	7,411,884	12,627,290

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding:

•	expectations as to market acceptance of our products,

•	expectations as to revenue growth and earnings,

•	the time by which certain objectives will be achieved,

•	proposed new products,

•	our ability to protect our proprietary and intellectual property rights,

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

•	statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	industry competition, conditions, performance and consolidation,

•	legislative and/or regulatory developments,

•	the effects of adverse general economic conditions, both within the United States and globally,

•	any adverse economic or operational repercussions from and any future terrorist activities, war or other armed conflicts, and

•	other factors described under “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The SEC also makes these documents and other information available on its web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common shares offered by this prospectus. This prospectus is a part of the registration statement but does not contain all of the information in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the Commission on March 31, 2006;

•	our Current Report on Form 8-K filed with the Commission on January 9, 2006;

•	our Current Report on Form 8-K filed with the Commission on January 17, 2006

•	our Current Report on Form 8-K filed with the Commission on January 31, 2006;

•	our Current Report on Form 8-K filed with the Commission on March 21, 2006;

•	our Current Report on Form 8-K filed with the Commission on March 29, 2006;

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 filed with the Commission on May 15, 2006;

•	any future filings we make with the Commission until we sell all of the common shares offered by this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at Action Products International, Inc., Attn: Investor Relations, 1101 North Keller Road, Suite E, Orlando, Florida 32810, (407) 481-8007, extension 723.

USE OF PROCEEDS

The maximum net proceeds that we may receive from this offering, assuming payment of 10% of the gross exercise proceeds to broker-dealers for soliciting the exercise, could be up to between approximately $1.6 million and $1.9 million if all warrants are exercised.

However, all of the warrants may not be exercised and no assurance can be given as to when or whether any warrants will be exercised, nor as to the timing of receipt or the amount of proceeds. The warrants are intended to provide shareholders an opportunity to acquire additional common shares. We are not dependent upon, nor do we expect, any material amount of proceeds from the warrants at any given time, if ever. Although there is no accurate way to determine the number of warrants that will be exercised, if any, we will use any net proceeds of the sale of our common shares from this offering for working capital purposes.

THE WARRANTS

Below is a summary of the material terms of the warrants, as more fully described in the Warrant Agreement by and between our company and the warrant agent. The Warrant Agreement is an exhibit to the registration statement of which this prospectus is a part. A copy of the Warrant Agreement may also be obtained from our company.

General

On June     , 2006, we distributed to holders of our common shares, one warrant for each common share that they own on the record date of January 18, 2006. As a warrant holder, you may purchase our common shares through exercise of your warrants. To purchase our common shares, you must deliver one warrant for each common share you intend to purchase.

Exercising Your Warrants

Each warrant entitles the holder to purchase one of our common shares. You may exercise your warrants by properly completing and signing the exercise notice on the back of your warrant certificate, including, if required, a signature guarantee from an eligible institution and delivering the properly executed warrant certificate to the warrant agent, together with payment of the aggregate warrant exercise price in full. There is no minimum amount of shares that you must purchase. You may exercise your warrants in whole or in part, but no warrants may be exercised for fractional shares. A holder of warrants will not have any rights, privileges or liabilities as a shareholder prior to exercise of the warrants.

Warrant Exercise Price

The exercise price for the warrants is $3.25 per share, if you exercise on or before July 31, 2006 and $3.75 per share if you exercise after July 31, 2006. To exercise your warrants to purchase our common shares, you must deliver a properly completed and signed exercise notice on the back of your warrant certificate together with payment of the aggregate warrant exercise price to the warrant agent prior to expiration.

Expiration Time

The warrants will expire at 5:00 p.m., New York City Time, on January 31, 2007, the expiration time. After expiration of the warrants, all unexercised warrants will be null and void and no longer exercisable by the holder. We will not be obligated to honor any purported exercise of warrants received by the warrant agent after the expiration time, regardless of when the documents relating to such exercise were sent.

Redemption

The warrants are redeemable by us at any time prior to their expiration date. We may redeem the warrants at $0.001 per warrant by giving all of the holders of our warrants 21 days’ prior written notice.

Transfer and Warrant Agent and Registrar

Our transfer and warrant agent and registrar for our securities is Registrar and Transfer Company. The address to which you must make any required deliveries is:

Registrar and Transfer Company

P.O. Box 1010

Cranford, New Jersey 07016-1010

Distribution of Warrants

We have distributed the warrants at no cost to those persons who were holders of our outstanding common shares on January 18, 2006. No warrants will be exercisable unless at the time of exercise there is a current prospectus covering the common shares issuable upon exercise of such warrants under an effective registration statement filed with the Securities and Exchange Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state or residence of the holder of such warrants. Although we intend to seek to have the common shares so qualified in the states where the warrants are being offered and to maintain a current prospectus relating thereto, until the expiration of the warrants, there can be no assurance that we will be able to do so.

Warrant Payments

You must pay the warrant exercise price in full for all shares you intend to purchase by:

•	check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to Registrar and Transfer Company, as warrant agent; or

•	wire transfer of immediately available funds to an account which the warrant agent maintains for this purpose. Please contact the warrant agent at (800) 456-0596 to obtain appropriate wiring instructions.

The warrant exercise price will be deemed to have been received by the warrant agent only upon:

•	clearance of any uncertified check;

•	receipt by the warrant agent of any certified check or bank draft drawn upon a U.S. bank or of a postal, telegraphic or express money order; or

•	receipt of good funds in the warrant agent’s account designated in the wiring instructions provided by the warrant agent.

Anti-Dilution Protection

The warrant exercise price and the number of common shares issuable upon exercise of each warrant will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions, reclassifications, reorganizations, mergers, and similar corporate transactions. However, the warrants are not subject to adjustment for issuance of our common shares (or securities convertible into or exercisable for our common shares) at prices below the exercise price of the warrants. Any adjustment required by the foregoing events will be determined by our Board of Directors.

Warrant Amendments

We reserve the right to make any modification to the terms of the warrants that is not materially adverse to the holders of the warrants. Any such modification will be determined by our Board of Directors and we will cause written notice of any such modification to be sent to all record holders of the warrants which describes the modification and its effective date.

Nominee Holders

Holders on the record date who hold common shares for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such shares to ascertain the intentions of the beneficial owners of such shares and to obtain instructions with respect to their warrants. If a beneficial owner so instructs, the nominee should promptly complete the applicable warrant certificate and submit it to the warrant agent with the proper payment. In addition, beneficial owners of our common shares or warrants held through such nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner’s instructions.

Ambiguities in Exercise of the Warrants

If you do not specify the number of warrants being exercised on your warrant certificate, or if your payment is not sufficient to pay the total warrant exercise price for all of the shares that you indicate you wish to purchase, you will be deemed to have exercised the maximum number of warrants that could be exercised for the amount of the payment that the warrant agent receives from you.

If your payment exceeds the number of warrants you specify are being exercised on your warrant certificate, you will be deemed to have exercised the maximum number of warrants that could be exercised for the amount of payment the warrant agent receives from you, up to the aggregate number of warrants exercisable by your warrant certificate. Any excess payment remaining after the foregoing allocation will be returned to you by mail as soon as practicable following processing of your warrant certificate, without interest or deduction.

Interpretation

All questions concerning the timeliness, validity, form and eligibility of any exercise of warrants will be determined by us and our determinations will be final and binding. We reserve the right, in our sole discretion, to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any warrant. Warrants will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We reserve the right, in our sole discretion, to reject any exercise or related documents or payment not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful. Neither we nor the warrant agent will be under any duty to give notification of any defect or irregularity in connection with the exercise of warrant certificates or incur any liability for failure to give such notification.

Risk of Loss on Delivery of Warrant Certificates and Payments

The instructions contained in the warrant certificate should be read carefully and followed in detail. The method of delivery of warrant certificates and payment of the warrant exercise price to the warrant agent will be at the election and risk of the warrant holders but, if sent by mail it is recommended that warrant certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the warrant agent and clearance of payment at or prior to the expiration time. In addition, if you request reissuance of a warrant certificate, the delivery will be at your risk.

Exercise of Less Than All Warrants

If you exercise your warrants for fewer than all of the shares represented by your warrant certificate, you may receive from the warrant agent a new warrant certificate representing the unexercised warrants. A new warrant certificate for the remaining warrants will be issued to you only if the warrant agent receives a properly endorsed warrant certificate from you no later than 5:00 p.m., New York City Time, on the fifth business day prior to the expiration time. The warrant agent will not issue new warrant certificates for partially exercised warrant certificates submitted after that date and time.

Unless you make other arrangements with the warrant agent, a new warrant certificate issued after 5:00 p.m., New York City Time, on the fifth business day before the expiration time will be held for pick-up by you at the offices of the warrant agent.

Transferability of Warrants

In the event you desire to present your warrant certificate for registration of transfer, the assignment form included therein shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer, in form satisfactory to us and the warrant agent, duly executed by you or your attorney-in-fact duly authorized in writing. Moreover, your signature on your warrant certificate must be guaranteed by an Eligible Guarantor Institution. Please see “Signature Guarantees” below for a discussion regarding Eligible Guarantor Institutions and guaranteed signatures. The warrant agent may impose a reasonable service charge against you for any registration of transfer of your warrant certificate. You may also be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such transfer.

In addition, we do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange, the Nasdaq Stock Market, or any other market.

Signature Guarantees

Signatures on your warrant certificate must be guaranteed to exercise your warrant or to transfer any or all of your warrants. If your warrants are being exercised or are being transferred in a manner permitted, then your signature on each warrant certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, and required under the standards and procedures adopted by the warrant agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

No Revocation

Once you exercise your warrants, you may not revoke that exercise. Warrants not exercised prior to their expiration will be null and void as of and after such time.

No Board Recommendation

Our Board of Directors does not make any recommendation to you about whether you should exercise any warrants. If you exercise warrants, you risk investment loss on money invested. We cannot assure you that anyone purchasing our common shares will be able to sell those shares in the future at a higher price. An investment in our common shares must be made in accordance with your evaluation of your own best interest.

Issuance of Stock Certificates

Stock certificates for shares purchased in the offering will be issued to you as soon as practicable after you exercise your warrants. Registrar & Transfer Company will deliver payment of the warrant exercise price to us only after the issuance of common share certificates to those exercising warrants.

If you exercise warrants, you will have no rights as a shareholder until certificates representing the shares you purchased are issued. Shares purchased by the exercise of warrants will be registered in the name of the person exercising the warrants.

State and Foreign Securities Law

The warrants may not be exercised by any person, and neither this prospectus nor the warrant certificate shall constitute an offer to sell or a solicitation of an offer to purchase any of our common shares, in any jurisdiction in which such transactions would be unlawful. We believe that no action has been taken in any jurisdiction outside the United States to permit offers and sales of the warrants or the offer, sale or distribution of our common shares outside the United States. Consequently, we may reject the exercise of warrants by any holder of warrants outside the United States. We may also reject the exercise of warrants by holders in jurisdictions within the United States, and we may refuse to distribute warrants to any person, if we should determine that we may not lawfully issue securities to such person. We may do so even if we could qualify the securities for sale or distribution by taking other actions or modifying the terms of the offering or the distribution in such jurisdictions, which we may decline to do in our sole discretion. In such event, warrant holders who are residents of these jurisdictions will not be eligible to exercise the warrants. If you hold your warrants in a nominee account (such as in a brokerage account), the record owner must contact us or the warrant agent prior to exercising to determine if the offer of sale of our common shares is permissible in your state.

Regulatory Limitation

We will not be required to issue shares pursuant to this offering to anyone who, in our opinion, would be required to obtain prior clearance or authorization from any state or federal regulatory authorities to own or control such shares if such clearance or authorization has not been obtained at the expiration of this offering.

Questions or Requests for Assistance

If you have questions about this offering, including questions about the procedure for exercising warrants or requests for additional copies of this prospectus, please contact the warrant agent toll free at (800) 456-0596.

EXPERTS

Our consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005 have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Moore Stephens Lovelace, P.A., independent auditors, given upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of shares of common stock offered by this prospectus will be passed upon for us by Paykin Greenblatt Lesser & Krieg, LLP. Elissa Paykin, the spouse of one of the partners of the firm, owns 168,566 of our common shares and warrants to purchase 168,566 of our common shares. Ms. Paykin is the sister of Ronald Kaplan, a director and our President and Chief Executive Officer, and is the daughter of two of our former directors, Warren and Judith Kaplan.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$2,500
Printing	5,500
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	4,000
Miscellaneous Fees and Expenses	5,000

Total	$37,000

All amounts other than the registration fee are estimates.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act (“FBCA”) generally permits each corporation to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the corporation if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the corporation may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.

This Section also permits each corporation to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of FBCA Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of such registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, FBCA Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of FBCA Section 607.0834 are applicable, (iv) in a proceeding by or in the right of a registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness”, as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Under Article VI of the registrant’s Bylaws, the registrant has agreed to indemnify each director and officer of the registrant who it is empowered to indemnify to the fullest extent permitted by the provisions of the FBCA. The registrant’s Bylaws also provide that the indemnification rights provided thereby shall not be deemed to be exclusive of any other rights to which the registrant’s directors and officers may be entitled, including, without limitation, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors under any of the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities, including coverage for public securities matters.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Description

5.1	Legal Opinion of Paykin Greenblatt Lesser & Krieg LLP*

10.16	Warrant Agreement by and between Action Products International, Inc. and Registrar and Transfer Company*

23.1	Consent of Moore Stephens Lovelace, P.A.*

23.2	Consent of Paykin Greenblatt Lesser & Krieg LLP (included in Exhibit 5.1)

*	Filed herewith.

(b) Financial Statement Schedules

Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17.	UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b. Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part to be part of and included in this registration statement as of the date it is first used after effectiveness, Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on June 16, 2006.

ACTION PRODUCTS INTERNATIONAL, INC.

By:	/s/ RONALD S. KAPLAN
Name:	Ronald S. Kaplan
Title:	Chief Executive Officer

Known All Men by These Presents, that each person whose signature appears below does hereby constitute and appoint Ronald S. Kaplan with full power to act as his or her true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he or she could or might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on June 16, 2006.

By:	/s/ RONALD S. KAPLAN
Ronald S. Kaplan
Chair Person of the Board and Chief Executive Officer
(principal executive officer)

By:	/s/ JOHN R. OLIVER
John R. Oliver
Chief Financial Officer (principal financial officer and principal accounting officer) and Secretary

By:	/s/ SCOTT RUNKEL
Scott Runkel
Director

By:	/s/ ANNE E. W. STONE
Anne E. W. Stone
Director

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